Exhibit 4.2

JAMES HARDIE INDUSTRIES plc
2020 NON-EXECUTIVE DIRECTOR EQUITY PLAN

TABLE OF CONTENTS

1. ESTABLISHMENT, PURPOSE AND TYPES OF AWARDS	2
1.1 Establishment.	2
1.2 Purpose.	2
1.3 Term of Plan.	2
1.4 Permitted awards.	2
1.5 Nature of the Plan.	2
2. DEFINITIONS	2
3. ADMINISTRATION	5
3.1 Administration of the Plan.	5
3.2 Powers of the Administrator.	5
3.3 Non-Uniform Determinations.	6
3.4 Limited Liability.	6
3.5 Indemnification.	6
3.6 Effect of Administrator’s Decision.	6
4. SHARES AVAILABLE FOR THE PLAN	7
4.1 Number of Shares.	7
4.2 Source of Shares.	7
4.3 Availability of Unused Shares.	7
4.4 Adjustment Provisions	7
4.5 Reservation of Shares.	9
5. PARTICIPATION	9
5.1 Persons Eligible for Awards.	9
5.2 Country-Specific Terms and Conditions.	9
6. AWARDS	9
6.1 Share Acquisition Awards	9
6.2 Share Options.	9
6.3 Restricted Shares.	10
6.4 Restricted Share Units.	10
6.5 Irish Restricted Shares	10
7. CHANGE IN CONTROL	10
8. MISCELLANEOUS	11
8.1 Withholding of Taxes, Personal Income Taxes.	11
8.2 Withholding of Taxes – Share Options.	11
8.3 Transferability.	11
8.4 Corporate Records.	11
8.5 Electronic Delivery.	12
8.6 Other Events	12
APPENDIX A to JAMES HARDIE INDUSTRIES plc 2020 NON-EXECUTIVE DIRECTOR EQUITY PLAN	14

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JAMES HARDIE INDUSTRIES PLC
2020 NON-EXECUTIVE DIRECTOR EQUITY PL
1.ESTABLISHMENT, PURPOSE AND TYPES OF AWARDS
1.1Establishment. The James Hardie Industries plc 2020 Non-Executive Director Equity Plan (the “Plan”) is hereby established effective as of 7 August 2020 (the “Effective Date”).
1.2Purpose. The purpose of the Plan is to encourage and facilitate share ownership for Non-Executive Directors. The Plan recognizes that Non-Executive Directors can be limited in their ability to purchase securities in the Company at a point in time as a result of reputational considerations or the operation of insider trading laws. The Board expects that the Plan will be utilized to assist Non-Executive Directors to meet the Company’s Board Accumulation Guidelines.

1.3Term of Plan. The Plan shall have a termination date of 10 years from the Effective Date unless earlier terminated by the Board (“Termination Date”). In the event that the Plan is terminated by the Board, then subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

1.4Permitted awards. The Plan permits the granting of Share Acquisition Awards, Share Options, Restricted Shares, Irish Restricted Shares and RSUs or any combination of the foregoing.

1.5Nature of the Plan. This Plan is an employee incentive scheme covered by ASIC CO 14/1000 and the Non-Executive Directors are the Eligible Participants under this Plan.

2.DEFINITIONS
Under this Plan, except where the context otherwise indicates, the following definitions apply:
(a)“Administrator” shall have the meaning given in Section 3.1.
(b)“ADR” shall mean an American Depositary Receipt, as defined in the most recent Annual Report of the Company filed with the United States Securities and Exchange Commission.
(c)“Applicable Security” shall mean, as applicable, the Shares or LDRs in which an Award is denominated.
(d)“ASIC CO 14/1000” shall mean Australian Securities and Investments Commission Class Order [CO 14/1000].
(e)“ASX” shall mean ASX Limited (ABN 98 008 624 691) or the market it operates, as the context requires.

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(f)“ASX Listing Rules” shall mean the official Listing Rules of ASX as amended or waived and applicable to the Company from time to time.
(g)“ASX Settlement Operating Rules” shall mean the Settlement Operating Rules of ASX as amended or waived and applicable to the Company from time to time.
(h)“Award” shall mean any Share Acquisition Award, Share Option, Restricted Shares, Irish Restricted Shares or RSU granted to an Eligible Participant under this Plan.
(i)“Board” shall mean the Board of Directors of the Company.
(j)“Change in Control” shall mean any one or related series of the following events in which the shareholders of the Company do not retain immediately after such event(s) direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding securities entitled to vote generally in the election of members of the Board or the board of directors of the successor to the Company or the entity to which the assets of the Company were transferred, as the case may be:
(i)the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of securities of the Company representing more than 50% of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of the Board;
(ii)a merger or consolidation in which the Company is a party;
(iii)a compromise or arrangement sanctioned by the courts of Ireland under Section 453 of the Companies Act 2014; or
(iv)the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(k)“Company” means James Hardie Industries plc, a public limited company incorporated in Ireland with registered number 485719 and having its registered office at Europa House 2nd Floor, Harcourt Centre, Harcourt Street, Dublin 2, D02 WR20, Ireland, or any successor body corporate thereto.
(l)“CUFS” means a CHESS Unit of Foreign Securities as defined in the ASX Settlement Operating Rules.
(m)“Effective Date” shall mean 7 August 2020
(n)“Eligible Participant” shall mean a Non-Executive Director or proposed Non-Executive Director, or their permitted nominee for the purposes of ASIC CO 14/1000, from time to time.
(o)“Exchange” shall mean the Exchange or other principal securities exchange on which the Applicable Security is traded.
(p)“Fair Market Value” means, as of any date, the value of the Applicable Security or other property as determined by the Administrator, in its discretion, or

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by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)if the Applicable Security is publicly traded on an Exchange, the Fair Market Value shall be the closing price of the Applicable Security on the relevant date, as adjusted as applicable and proportionately to give effect to the ratio of the Shares underlying the Applicable Security, or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Applicable Security has traded on an Exchange, the date on which the Fair Market Value shall be established shall be the last day on which the Applicable Security was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion or by the Company, in its discretion.
(ii)notwithstanding the foregoing, the Administrator may, in its discretion, or the Company may, in its discretion, determine the Fair Market Value of the Applicable Security on the basis of the opening, closing, or average of the high and low sale prices of the Applicable Security on such date or the preceding trading day, any other reasonable basis using actual transactions in the Applicable Security as reported on the Exchange. The Administrator or the Company may also determine the Fair Market Value based upon the average (or volume weighted average) selling price of the Applicable Security during a specified period that is within thirty days before or thirty days after such date, provided that, with respect to the grant of an Option, the commitment to grant such Award based on such valuation method must be irrevocable before the beginning of the specified period.
(iii)if, on such date, the Applicable Security is not publicly traded and then listed on an Exchange, the Fair Market Value of the Applicable Security shall be as determined by the Administrator or the Company in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
(q)“Grant Agreement” shall mean a written document, including an electronic writing acceptable to the Administrator, memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.
(r)“Holding Lock” shall have the meaning as defined in the ASX Settlement Operating Rules or the equivalent of any other Exchange.

(s)“Insider Trading Policy” shall mean a policy of that name adopted by the Board from time to time as applicable to any Eligible Participant at the time they enter into a Grant Agreement.
(t)“Irish Restricted Shares” shall mean Shares that are the subject of an Award made under Section 6.5 and that are non-transferable and are held under a trust arrangement, as set forth in this Plan and in any statement evidencing the grant of such Award.
(u)“LDR” means a CUFS, an ADR or other equivalent listed depositary interest which represents a beneficial interest in a Share and accordingly is an eligible product as defined in and for the purposes of ASIC CO 14/1000.

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(v)“Non-Executive Director” shall mean a member of the Board who is not an employee of the Company or of any affiliate of the Company.
(w)“Plan” shall mean this 2020 Non-Executive Director Equity Plan of the Company, as amended from time to time.
(x)“Recipient” shall mean an Eligible Participant who has received an Award under this Plan.
(y)“Restricted Shares” shall mean Shares that are the subject of an Award made under Section 6.3 and that are non-transferable and subject to a substantial risk of forfeiture until specific conditions are met, as set forth in this Plan and in any statement evidencing the grant of such Award.
(z)“Restricted Share Unit” or “RSU” shall mean a right granted under Section 6.4 to be issued or transferred Shares.
(aa)“Restriction Deed” shall have the meaning as defined in the ASX Listing Rules.
(bb)“Securities” has the meaning given in the ASX Listing Rules.
(cc)“Service” shall mean a Recipient’s service relationship with the Company, whether as a Non-Executive Director or as an employee, consultant or other independent contractor performing services for the Company. A Recipient’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Recipient renders Service, provided that there is no interruption or termination of the Recipient’s Service.
(dd)“Share” shall mean an ordinary share of €0.59 in the capital of the Company. The Administrator, in its discretion, may treat another kind of Applicable Security as equivalent to and interchangeable with a Share of the Company for the purposes of this Plan.
(ee)“Share Acquisition Award” shall mean a right to purchase Shares granted under Section 6.1 of this Plan.
(ff)“Share Option” shall mean a right to purchase Shares granted under Section 6.2 of this Plan.
3.ADMINISTRATION
3.1Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the “Administrator”).
3.2Powers of the Administrator.
(a)The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

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(b)The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the Eligible Participants to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of Shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) subject to the ASX Listing Rules, modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the Recipient); (vi) subject to the ASX Listing Rules, accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any Recipient’s Service with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a specific period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under local or foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.
(c)The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, to adopt, amend, rescind and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its activities as the Administrator deems necessary or advisable, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Administrator shall deem it desirable to carry it into effect.
3.3Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
3.4Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.
3.5Indemnification. To the maximum extent permitted by law and by the Company’s constitution, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

3.6Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator or the Company on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the

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Company, its shareholders, any participants in the Plan and any other employee, consultant, independent contractor, or director of the Company, and their respective successors in interest.
4.SHARES AVAILABLE FOR THE PLAN
4.1Number of Shares. Subject to adjustments as provided in Section 4.4 and to ASIC CO 14/1000, the maximum number of Shares that may be issued pursuant to Awards granted under this Plan is 1,000,000.
4.2Source of Shares. The Shares to be issued or transferred under this Plan will be made available, at the discretion of the Administrator, either from authorized but unissued Shares, or from previously issued Shares reacquired by the Company in accordance with Irish law and the Company’s constitution.
4.3Availability of Unused Shares. Shares subject to unexercised portions of any Awards that expire, terminate or are cancelled and Shares issued pursuant to an Award that are reacquired or redeemed by the Company in accordance with applicable law and the Company’s constitution pursuant to the terms of the Award under which such Shares were issued, shall, upon further expiration, termination, cancellation, reacquisition or redemption in accordance with applicable laws and the Company’s constitution, become available for the grant of further Awards under this Plan as part of the Shares available under Section 4.1. In addition, Shares subject to an Award that are delivered to or retained by the Company upon exercise to cover tax withholding, and any Shares underlying an Award that are not issued because the Award is settled in cash, shall be available for grant of further Awards under this Plan as part of the Shares available under Section 4.1.
4.4Adjustment Provisions
(a)Adjustments to Number of Shares. If the Company consummates any reorganization in which holders of Shares are entitled to receive in respect of such Shares any additional Shares or new or different shares or securities, cash or other consideration (including, without limitation, a different number of Shares), or if the outstanding Shares are increased, decreased or exchanged for a different number or kind of shares or other securities through merger, consolidation, sale or exchange of assets of the Company, reorganization, re-capitalization, reclassification, combination, share dividend, share split, reverse share split, spin-off, return of capital, or similar transaction, then an appropriate and proportionate adjustment shall be made by the Administrator in the maximum number and kind of Shares subject to this Plan as provided in Section 4.1.
(b)Bonus issues. (i) If securities are issued by way of a "bonus issue" (as that term is defined in the ASX Listing Rules) to the holders of Shares, a Recipient is entitled, upon the exercise of a vested Share Option or conversion of a vested RSU, to receive in addition to the Share in respect of which the Share Option is exercised or the RSU is converted and without the payment of any further consideration, the number of Securities that the Recipient would have received if the Share Option had been exercised or the RSU had been converted before the record date for the bonus issue; (ii) any additional Securities to which a Recipient becomes entitled under (i) will, until those additional Securities are issued, transferred or allocated to the Recipient, be regarded as additional Securities into which the Share Options and/or RSUs may become exercisable or convertible for the purposes of any subsequent application of (i).

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(c)Rights issue. If there is a "pro rata issue" (as that term is defined in the ASX Listing Rules, except a bonus issue) to the holders of Shares:
(i) the exercise price of each Share Option shall be reduced according to the following formula:

O’ = O –	E [ P – (S + D) ]
N + 1

where:
O’ =     the new exercise price of the Share Option;
O =     the old exercise price of the Share Option;
E =     the number of Shares into which one Share Option is exercisable;
P =     the average "market price" (as that term is defined in the ASX Listing Rules) per Applicable Security (weighted by reference to volume) during the five trading days ending on the day before the ex rights date or ex entitlements date;
S =     the subscription price for a Security under the pro rata issue;
D =     the dividend due but not yet paid on the existing Shares (except those to be issued under the pro rata issue); and
N =     the number of Shares with rights or entitlements that must be held to receive a right to one new Security; and
(ii) the number of Shares into which a RSU converts may be adjusted in the manner determined by the Board. It is intended that the Board would exercise its discretion to ensure that the Recipients do not enjoy a windfall gain and do not suffer a material detriment as a result of any such adjustment.
(d)Reorganisation. In the event of any reorganisation (including consolidation, sub-division, reduction, return or cancellation) of the issued Shares of the Company, the number of Share Options and/or RSUs to which each Recipient is entitled, and/or the exercise price of the Share Options, will be changed in accordance with the ASX Listing Rules. Upon any adjustment being made pursuant to this clause, the Board will notify each Recipient (or his or her legal personal representative where applicable) in writing, informing them of the number of Share Options or RSUs held by the relevant Recipient.
(e)No Fractional Interests. No fractional interests will be issued under the Plan resulting from any adjustments.
(f)Right to Make Adjustment. The grant of an Award will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

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4.5Reservation of Shares. The Company will at all times reserve and keep available for issuance Shares equalling at least the total number of Shares issuable pursuant to all outstanding Awards with due observance of Section 4.1.
5.PARTICIPATION
5.1Persons Eligible for Awards. Participation in the Plan is limited to Eligible Participants.
5.2Country-Specific Terms and Conditions. Notwithstanding any other provision of the Plan to the contrary, Awards shall be subject to the specific terms and conditions, if any, set forth in Appendix A to the Plan which are applicable to a Recipient’s country of residence, the provisions of which are incorporated in and constitute part of the Plan. Moreover, if the Recipient relocates to one of the countries included in Appendix A, the specific terms and conditions applicable to such country will apply to the Recipient’s Award to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Administrator may, from time to time, amend the specific terms set forth in Appendix A to the Plan, remove part or all of the specific terms set forth in Appendix A to the Plan or include additional specific terms in Appendix A to the Plan.
6.AWARDS
The Administrator, in its sole discretion save for the requirements of the ASX Listing Rules, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. The grant of each Award must be reflected in a Grant Agreement duly executed on behalf of the Company and by the Recipient. Awards will not be deemed made or binding upon the Company, and Recipients will have no rights thereto, until such a Grant Agreement is entered into between the Company and the Recipient, but an Award may be effective at a date prior to the date of such an agreement. Awards are subject to the terms and conditions provided in the Grant Agreement. A Grant Agreement may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Administrator. In case of any conflict between this Plan and any Grant Agreement, this Plan shall prevail.
6.1Share Acquisition Awards The Administrator may from time to time grant to Eligible Participants Share Acquisition Awards for cash in such amounts and on such terms and conditions as it shall determine. A Share Acquisition Award entitles an Eligible Participant to apply part or all of the cash component of their Non-Executive Director’s fees for services to the Board to acquire Shares which shall not be issued at a discount to their nominal value
6.2Share Options. The Administrator may from time to time grant to Eligible Participants Share Options for cash in such amounts and on such terms and conditions as it shall determine. The exercise price for each Share Option will be determined by the Administrator as of the date such Share Option is granted, provided that, notwithstanding anything contained herein to the contrary, such exercise price shall be (A) not less than the nominal value of the relevant Shares; (B) fixed as of the grant date; and (C) not less than the Fair Market Value of a Share on the grant date.

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6.3Restricted Shares. The Administrator may from time to time grant to Eligible Participants Restricted Shares for cash in such amounts and on such terms and conditions, and for such consideration, as it shall determine provided that such Restricted Shares are not granted at less than their nominal value. Restricted Shares granted or sold pursuant to this Plan will be subject to the transfer, restrictive legends, Holding Locks, and other restrictions as determined in the sole discretion of the Administrator and set forth in the applicable Grant Agreement.
6.4Restricted Share Units. The Administrator may from time to time grant to Eligible Participants RSUs for cash in such amounts and on such terms and conditions as it shall determine. RSUs granted to an Eligible Participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of RSUs shall be settled in cash, as determined in the sole discretion of the Administrator and set forth in the applicable Grant Agreement.
6.5Irish Restricted Shares The Administrator may from time to time grant to Eligible Participants Irish Restricted Shares for cash in such amounts and on such terms and conditions, and for such consideration, as it shall determine provided that such Irish Restricted Shares are not granted at less than their nominal value. All shares of Irish Restricted Shares granted or sold pursuant to this Plan will be held under a trust arrangement. A Recipient holding Irish Restricted Shares shall not be entitled to assign, charge, pledge as security for a loan or other debt, transfer or otherwise dispose of the Irish Restricted Shares for the period set out in the Grant Agreement, except in the limited circumstances set out in the Grant Agreement. All Irish Restricted Shares granted or sold pursuant to this Plan will be subject to the transfer, restrictive legends, Holding Locks, and other restrictions as determined in the sole discretion of the Administrator and set forth in the applicable Grant Agreement.
7.CHANGE IN CONTROL
In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of applicable law and the ASX Listing Rules, the Board may, without the consent of the Recipient, provide for any one or more of the following with respect to all or a portion of any Award either in the grant of an Award or at the time of the Change in Control:
(a)acceleration of the exercisability, vesting and/or settlement of the Award or any Shares acquired pursuant thereto upon such conditions, including termination of the Recipient’s Service prior to, upon, or following the Change in Control, as the Board determines;
(b)assumption, substitution or conversion of the Award by the surviving, continuing, successor, or purchasing entity or parent thereof into a substantially equivalent award with respect to acquiring entity’s or its parent’s securities; or
(c)cancellation of the Award in exchange for a payment with respect to each vested Share (and each unvested Share, if so determined by the Administrator) subject to such cancelled Award in (i) cash, (ii) Securities of the Company or of another business entity a party to the Change in Control, or (iii) other property which, in any such

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case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per Share in the Change in Control, reduced (but not below zero) by the exercise or purchase price per Share, if any, under such Award; provided, however, that an Award having an exercise or purchase price per share equal to or greater than the fair market value of the consideration to be paid per Share in the Change in Control may be cancelled without payment of consideration to the holder thereof.
(d)Any Award or portion thereof that is neither assumed or continued by the acquiring entity in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.
8.MISCELLANEOUS
8.1Withholding of Taxes, Personal Income Taxes. Eligible Participants and Recipients of Awards shall pay to the Company (or to an affiliate of the Company), or make provision satisfactory to the Administrator for payment of, any taxes and social security contributions required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax or social security liability respectively. The Company may, to the extent permitted by law, deduct any such tax and social security obligations from any payment of any kind otherwise due to the Recipient of an Award. In the event that payment to the Company of such tax or social security obligations is made in Shares, such Shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax and social security withholding obligation. Eligible Participants and Recipients of Awards shall bear any taxes, including personal income tax, employee payroll tax, and other similar (withholding) taxes, as well as social security contributions and similar payments, that are imposed on the Company (or an affiliate of the Company) by way of withholding or secondary liability, or on Eligible Participants or Recipients of Awards due to the grant, exercise, receipt or cancellation of or in connection with an Award under the Plan.
8.2Withholding of Taxes – Share Options. Notwithstanding the provisions of Section 8.1, in the case of a grant of Share Options, Eligible Participants and Recipients of Stock Options are responsible for the discharge of any liabilities to tax that may arise as a result of the grant or exercise of the Share Option.
8.3Transferability. Except as otherwise determined by the Administrator, no Award granted under the Plan shall be transferable by a Recipient otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the Eligible Participant, only by the Eligible Participant or, during the period the Eligible Participant is under a legal disability, by the Eligible Participant’s guardian or legal representative.
8.4Corporate Records. Corporate action constituting the grant of an Award to any Recipient will be deemed completed as of the date of such corporate action, unless a later effective date is expressly provided by the Administrator in granting the Award, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Recipient. In the event that the corporate records (including, without limitation, Administrator written consents in lieu of a meeting, resolutions, or minutes) documenting the corporate action constituting the grant of

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the Award contain terms (including, without limitation, the exercise price, vesting schedule or number of Shares) that are inconsistent with those contained in the Grant Agreement or related grant documents as a result of a clerical error in the preparation of the Grant Agreement or related grant documents, the corporate records will control, and the Recipient will have no legally binding right to the incorrect term contained in the Grant Agreement or related grant documents.
8.5Electronic Delivery. By accepting an Award, the Recipient (a) consents to the electronic delivery of all information with respect to the Plan and the Awards, and any reports of the Company provided generally to the Company’s shareholders; (b) acknowledges that the Recipient may receive from the Company a paper copy of any documents delivered electronically at no cost by contacting the Company by telephone or in writing; (c) further acknowledges that the Recipient may revoke his or her consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (d) further acknowledges that the Recipient understands that he or she is not required to consent to electronic delivery of documents.
8.6Other Events
(a)Share Restriction Agreement. As a condition precedent to the grant of any Award under the Plan, the exercise or vesting of such an Award, or to the delivery of certificates or holding statements for Securities issued or transferred pursuant to any Award), the Administrator may require the Recipient or the Recipient’s successor or permitted transferee, as the case may be, to become a party to a Restriction Deed or other share restriction agreement of the Company in such form(s) as the Administrator may determine from time to time.
(b)Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time before the Termination Date (and for the avoidance of doubt such termination, amendment or modification shall not adversely affect any Award already granted). Except as otherwise determined by the Board, the termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
(c)Non-Guarantee of Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the Service of the Company or shall interfere in any way with the right of the shareholders of the Company to remove such individual or with any contractual right of the Company to terminate such Service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan.
(d)Compliance with Securities Laws; Listing and Registration. If at any time the Administrator determines that the delivery of Securities under the Plan is or may be unlawful under the laws of any applicable jurisdiction, the right to exercise an Award or receive Securities pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. The Company shall have no obligation to effect any registration or qualification of the Securities under the laws of any jurisdiction.

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(e)Amendment of Awards. Under no circumstances may the terms of any outstanding Award be amended or modified to the extent restricted or prohibited by (or unless procedures are followed in accordance with) the ASX Listing Rules.
(f)Cancellation of Awards. Under no circumstances may a Share Option or RSU be cancelled unless (i) shareholder approval has been obtained for the cancellation of the Share Option or RSU, or (ii) no consideration is provided to the Eligible Participant in connection with the cancellation of the Share Option or RSU.
(g)New Issues. An Eligible Participant holding an Award cannot participate in a new issue of Shares in respect of those Awards without holding Shares.
(h)Representations. The Company may require that a Recipient, as a condition to exercise of an Award, and as a condition to the delivery of any Securities, make such written representations (including representations to the effect that such person will not dispose of the Securities so acquired in violation of applicable law) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Securities in compliance with applicable law.
(i)No Trust or Fund Created. Neither the Plan nor any Award (other than in respect of Irish Restricted Shares) shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Recipient or any other person. To the extent that any Recipient or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(j)Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable Irish Law without regard to its conflict of laws principles.

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APPENDIX A
to
JAMES HARDIE INDUSTRIES plc
2020 NON-EXECUTIVE DIRECTOR EQUITY PLAN

COUNTRY-SPECIFIC TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the Awards granted to Recipients who reside in one of the countries identified below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan.
UNITED STATES OF AMERICA
The following rules set forth in this Appendix (the “U.S. Rules”) shall apply to Awards granted under the Plan to residents of the United States of America or persons who are otherwise subject to income taxation by the United States of America (“U.S. Persons”). If there is a conflict, whether express or implied, between the Plan and these U.S. Rules as applicable to U.S. Persons, the U.S. Rules shall prevail.
1.Definitions. The following capitalized terms will have the meanings set forth below, notwithstanding a contrary meaning give a term by the Plan.
a.“Securities Act” means the United States Securities Act of 1933, as amended.
b.“Section 409A” means Section 409A of the U.S. Code.
c.“Securities Act” means the United States Securities Act of 1933, as amended.
d.“Separation from Service” means a termination of employment or other service with the Company which constitutes a “separation from service” within the meaning of Section 409A.
e.“U.S. Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines thereunder.
2.Rules Applicable to All Awards Granted to U.S. Persons.
a.Compliance with U.S. Securities Law. The grant of Awards to Eligible U.S. Persons and the issuance of Shares pursuant to any Awards held by a U.S. Person shall be subject to compliance with all applicable requirements of United States federal and state law with respect to such securities and the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no Award held by a U.S. Person may be exercised or Shares issued pursuant to Awards held by a U.S. Person unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the Shares issuable pursuant to the Awards or (b) in the opinion of legal counsel to the Company, the Shares issuable pursuant to the Awards may be issued in accordance with the terms of

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an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares hereunder to any U.S. Person shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Shares, the Company may require a U.S. Person to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
b.Compliance with Section 409A. All Awards granted to U.S. Persons are intended to comply with, or otherwise be exempt from, Section 409A. All such Awards shall be administered, interpreted, and construed in a manner consistent with Section 409A, as determined by the Company in good faith, to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B) of the U.S. Code. It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with any Awards that may result in deferred compensation within the meaning of Section 409A shall comply in all respects with the applicable requirements of Section 409A. Notwithstanding the foregoing, neither the Company nor the Administrator shall have any obligation to take any action to prevent the assessment of any tax or penalty on any Recipient under Section 409A, and neither the Company nor the the Administrator will have any liability to any Recipient for such tax or penalty.
3.Rules Applicable to Share Options Granted to U.S. Persons.
a.Exercise Prices of Share Options. No Share Option granted to a U.S. Person shall have an exercise price that is less than 100% of the Fair Market Value of a Share on the date that the Share Option is granted, with such value determined in a manner that complies with Section 409A.
4.Rules Applicable to Restricted Share Awards.
a.Notice of Availability of Election under Section 83(b) of the U.S. Code. Each Restricted Share agreement evidencing an award of Restricted Shares to a U.S. Person shall contain the following notice:
i.The Recipient understands that Section 83 of the U.S. Code taxes as ordinary income the difference between the amount paid for the Shares, if anything, and the fair market value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Section 83. In this context, “substantially vested” means that the right of the Company to reacquire Shares that remain unvested upon the Recipient’s termination of employment or other service relationship with the Company (the “Reacquisition Right”) has lapsed. The Recipient understands that he or she may elect to have his or her taxable income determined at the time he or she acquires the Shares rather than when and as the Reacquisition Right lapses by filing

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an election under Section 83(b) of the U.S. Code with the Internal Revenue Service no later than thirty (30) days after the date of acquisition of the Shares. The Recipient understands that failure to make a timely filing under Section 83(b) will result in his or her recognition of ordinary income, as the Reacquisition Right lapses, on the difference between the purchase price, if anything, and the fair market value of the Shares at the time such restrictions lapse. The Recipient further understands, however, that if Shares with respect to which an election under Section 83(b) has been made are forfeited to the Company pursuant to its Reacquisition Right, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Recipient for the forfeited Shares over the amount realized (if any) upon their forfeiture. If the Recipient has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Recipient understands that he or she will be unable to recognize any loss on the forfeiture of the Shares even though the Recipient incurred a tax liability by making an election under Section 83(b).
ii.The Recipient understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the U.S. Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to the Restricted Share agreement. Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Recipient. The Recipient acknowledges that he or she has been advised to consult with a tax advisor regarding the tax consequences to the Recipient of the acquisition of Shares hereunder. ANY ELECTION UNDER SECTION 83(b) THE RECIPIENT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH THE RECIPIENT ACQUIRES THE SHARES. THIS TIME PERIOD CANNOT BE EXTENDED. THE RECIPIENT ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS THE RECIPIENT’S SOLE RESPONSIBILITY, EVEN IF THE RECIPIENT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.
iii.The Recipient must notify the Company in writing if the Recipient files an election pursuant to Section 83(b) of the U.S. Code. The Company intends, in the event it does not receive from the Recipient evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to the Recipient in the absence of such an election.
5.Rules Applicable to RSUs.
a.Performance Hurdles and Vesting of RSUs. At the time of the grant of an Award of RSUs to a U.S. Person, the Administrator may impose such

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performance hurdles or other conditions to the vesting of the RSUs as it, in its sole discretion, deems appropriate. Notwithstanding any provision of the Plan or any Grant Agreement to the contrary, once established at the time of grant, such performance hurdles or other conditions to the vesting of such RSUs may not be modified in any manner that could extend the performance period or otherwise delay or defer the date on which such conditions to vesting could be satisfied in a manner that would constitute an extension of the period in which compensation is subject to a substantial risk of forfeiture within the meaning of Section 409A.
b.Time of Settlement of RSU Awards. Notwithstanding any provision of the Plan or any Grant Agreement to the contrary and except as complies with Section 5(c) below, no RSUAward granted to a U.S. Person shall permit the issuance of a Share or payment of a cash equivalent in settlement of a unit subject to the Award later than the 15th day of the third calendar month following the last day of the calendar year or Company fiscal year (whichever ends later) in which the unit “vests” (i.e., ceases to be subject to a “substantial risk of forfeiture” within the meaning of Section 409A).
c.Compliance with Section 409A of the Code. In addition to the general provisions relating to Section 409A set forth in Section 2(b) of these U.S. Rules, the following rules shall apply to any RSUs that are subject to Section 409A:
i.Notwithstanding anything to the contrary in the Plan, these U.S. Rules or any Grant Agreement, (i) each compensation deferral and payment election must be made in writing and comply with requirements of Section 409A and (ii) no payment election shall provide for payment except at a specified time, pursuant to a fixed schedule or upon a permissible payment event in accordance with the requirements of Section 409A.
ii.Notwithstanding anything to the contrary in the Plan, these U.S. Rules or any Grant Agreement, to the extent required to avoid tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan on account of, and during the six (6) month period immediately following, the Recipient’s Separation from Service shall instead be paid on the first business day following the six-month anniversary of the Recipient’s Separation from Service (or upon the Recipient’s death, if earlier).
iii.Neither any Recipient nor the Company shall take any action to accelerate or delay the payment of any amount or benefits under any RSU Award in any manner which would not be in compliance with Section 409A.
iv.Any right of a Recipient to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

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v.Notwithstanding anything to the contrary in the Plan, these U.S. Rules or any Grant Agreement, to the extent that any amount constituting deferred compensation subject to Section 409A would become payable to a U.S. Person under the Plan by reason of a change in control of the Company, such amount shall become payable only if such event would also constitute a “change in control event” within the meaning of Section 409A.
vi.Should any provision of the Plan, these U.S. Rules or any Grant Agreement be found not to comply with, or otherwise to be exempt from, the provisions of Section 409A as applicable to a U.S. Person, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Administrator, and without the consent of the holder of the RSU Award, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A.
vii.Notwithstanding the foregoing, neither the Company nor the Administrator shall have any obligation to take any action to prevent the assessment of any tax or penalty upon any U.S. Person under Section 409A, and neither the Company nor the Administrator will have any liability to any U.S. Person for such tax or penalty.

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GERMANY
The following rules set forth in this Appendix (the “German Rules”) shall apply to Awards granted under the Plan to residents of Germany or persons who are otherwise subject to income taxation by Germany (“German Persons”). If there is a conflict, whether express or implied, between the Plan and these German Rules as applicable to German Persons, the German Rules shall prevail.
1.Definitions. The following capitalized terms will have the meanings set forth below, notwithstanding a contrary meaning give a term by the Plan.
a. EU Prospectus Regulation means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.
2.Rules Applicable to All Awards Granted to German Persons.
a.Compliance with EU and German Securities Law. The grant of Awards to eligible German Persons and the issuance of Shares pursuant to any Awards held by a German Person shall be subject to compliance with all applicable requirements of EU and German law with respect to such securities and the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no Award held by a German Person may be exercised or Shares issued pursuant to Awards held by a German Person unless (a) a securities prospectus pursuant to the EU Prospectus Regulation shall at the time of such exercise or issuance be in effect with respect to the Shares issuable pursuant to the Awards or (b) the Shares issuable pursuant to the Awards may be issued in accordance with the terms of an applicable exemption from the prospectus requirements of the EU Prospectus Regulation.

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UNITED KINGDOM
The following rules set forth in this Appendix (the “UK Rules”) shall apply to Awards granted under the Plan to residents of the United Kingdom or persons who are otherwise subject to income taxation by the United Kingdom (“UK Persons”). If there is a conflict, whether express or implied, between the Plan and these UK Rules as applicable to UK Persons, the UK Rules shall prevail.
1.Rules Applicable to All Awards Granted to UK Persons.
This document does not constitute a prospectus for the purpose of the Prospectus Regulation (EU) 2017/1129 and the prospectus regulation rules issued by the Financial Conduct Authority (“FCA”) pursuant to section 84 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”) and has not been approved by or filed with the FCA.
The information contained in this document is only being made, supplied or directed at fewer than 150 persons in the United Kingdom (in accordance with section 85(1) of FSMA) and the Securities are not otherwise being offered or sold and will not be offered or sold to the public in the United Kingdom (within the meaning of section 102B of the FSMA), save in circumstances where it is lawful to do so without an approved prospectus being made available to the public before the offer is made.  In addition, in the United Kingdom no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of any Securities except in circumstances in which section 21(1) of FSMA does not apply to the Company and this document is made, supplied or directed at persons in the United Kingdom on a one-off non-real time communication basis in accordance with article 28 of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (as amended) (the “FPO”); or (ii) persons who fall within another exemption to the FPO (all such persons being “Relevant Persons”).  Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

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